Exhibit 99.1 - Press Release of 9/21/06

Chembio Supports CDC’s Timely Recommendation For
Routine HIV Testing as the US Conference on AIDS Begins

Chembio to Participate in Conference and Showcase
SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM)

N.Y. - September 21, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) strongly supports the U.S. Centers for Disease Control and Prevention’s (CDC) HIV testing final recommendations issued this morning that all Americans between the ages of 13 to 64 be tested for HIV as a part of routine medical care. Today’s news comes just as the US Conference on AIDS begins in Hollywood, Florida. At the conference, which runs from September 21-25, Chembio will exhibit its two FDA-approved rapid HIV tests, SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM), at booth #803.

Lawrence Siebert, President and CEO of Chembio, commented, “We are pleased the CDC now officially recommends routine HIV testing. Routine testing is essential in the battle against HIV infection and AIDS, in America and globally. We believe our SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) tests will play an important role in helping to identify and control the disease.”

Chembio anticipates signing a US marketing agreement while its CLIA (Clinical Laboratory Improvement Act) waiver applications are being reviewed. A CLIA waiver, if granted, would greatly expand the available market for SURE CHECK and STAT PAK from hospitals and certified laboratories to also include public health clinics, doctors’ offices and other settings. The Company believes that the guidelines for routine HIV testing that were released by the CDC will be implemented in these settings in the near future.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser